Exhibit 5.1

Squire Patton Boggs (US) LLP
2550 M Street, NW
Washington, DC 20037
O +1 202 457 6000
F +1 202 457 6315
squirepattonboggs.com

January 18, 2024

Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300

Herndon, Virginia 20170

Ladies and Gentlemen:

We have acted as counsel to Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof of a Post-Effective Amendment No. 1 (the “Post-Effective Amendment No.1”) to the Registration Statement on Form S-3 (File No. 333-273768) (the “Registration Statement”) that was originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on August 7, 2023. The Registration Statement, as amended by the Post-Effective Amendment No.1, relates to the registration for resale from time to time, on a delayed or continuous basis, by the selling stockholder named therein (the “Selling Stockholder”) and as provided in the Registration Statement, of up to 5,218,134 shares (the “Shares”) of Company common stock, $0.01 par value per share (the “Common Stock”). The Post-Effective Amendment No. 1 added an additional 46,170 shares of Common Stock that are being registered by the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined and relied upon originals or copies certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates, records and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including (i) the Registration Statement, including as amended by Post-Effective No.1, (ii) the Registration Rights Agreement, dated January 2, 2018, as amended by the Amendment and Restatement of Section 2(a) of the Registration Rights Agreement, dated June 11, 2019 (collectively, the “Registration Rights Agreement”), (iii) the governing documents of the Company and (iv) resolutions approved by unanimous written consent of the Board of Directors (or duly appointed committee) of the Company (collectively, the “Resolutions”). In addition, we have also reviewed and investigated such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below.

In rendering our opinion set forth below, we have assumed without independent investigation or verification: (i) the authenticity and completeness of all agreements, instruments, corporate records, certificates, questionnaires and other documents submitted to us as originals, (ii) the genuineness of all signatures, (iii) the conformity to authentic originals of all agreements, instruments, corporate records, certificates, questionnaires and other documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents and (iv) the legal capacity for all purposes relevant hereto of all natural persons and entities (other than the Company) executing all agreements, instruments, corporate records, certificates, questionnaires and other documents submitted to us. We have also assumed, with respect to all parties to the Registration Rights Agreement, and other agreements, records, certificates, questionnaires, documents and instruments relevant hereto, other than the Company, that (1) such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform all obligations pursuant to such agreements, records, certificates, questionnaires, documents or instruments, (2) such agreements, records, certificates, questionnaires, documents or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, (3) such agreements, records, certificates, questionnaires, documents or instruments are the valid, binding and enforceable obligations of such parties and (4) none of the agreements, corporate records, certificates, questionnaires, documents or instruments we reviewed and that were submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing. As to all questions of fact material to our opinion expressed herein, and as to materiality of any fact or other matter referred to herein, we have relied upon, and have made no independent investigation of, representations and certificates of officers and representatives of the Company and the information provided by the Selling Stockholder and of public officials.

Based on and subject to the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Delaware that are relevant to the subject matter of the opinion, and is given on the basis of the law and the facts existing as of the date hereof. We do not express any opinion herein concerning the laws of any other state, country or jurisdiction. We express no opinion as to (i) compliance with any federal or state securities laws, including the securities laws of the State of Delaware, or (ii) the securities laws of any other country or jurisdiction. Our opinion is based on applicable constitutions, statutes, regulations and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule, judicial decision or governmental policy or otherwise which may be enacted or adopted after the date hereof, or if we become aware of any fact or circumstance that might change this opinion after the date hereof. Accordingly, we assume no obligation to revise, update or supplement this opinion rendered herein should any such changes occur after the date hereof or to advise you of any such changes. No opinion may be implied or inferred beyond the opinion expressly stated above.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement, as amended by Post-Effective Amendment No.1. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP

Squire Patton Boggs (US) LLP

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